Page 1 of 5 pages
                                                        Exhibit Index at page 4




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K



                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



        Date of Report (date of earliest event reported): March 21, 1996


                           MOLECULAR BIOSYSTEMS, INC.
             (Exact name of registrant as specified in its charter)



                          Delaware 1-10546 36-30878632
              (State or other juris- (Commission file (IRS employer
            diction of incorporation) number) identification number)



              10030 Barnes Canyon Road, San Diego, California 92121
                    (Address of principal executive offices)



       Registrant's telephone number, including area code: (619) 452-0681

Item 5.  Other Events

         On March 21, 1996, Molecular Biosystems, Inc. (the "Company") announced that it and Shionogi & Co., Ltd. ("Shionogi") of Osaka, Japan, had exchanged notices of breach of their License and Cooperative Development Agreement dated March 1988 (the "Agreement"). The Company also announced that it had given notice of Shionogi's failure to make its first annual minimum payment under the Agreement.

         As reported in the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995, the Company and Shionogi had been discussing the possibility of terminating the Agreement. They were unable to agree on terms for cancellation of the Agreement, and on February 9, 1996, and March 20, 1996, respectively, Shionogi and the Company served notices of breach of the Agreement. The Company's notice of breach claims, among other things that Shionogi violated its obligations to diligently pursue the development and distribution of ALBUNEX(R) products in Shionogi's exclusive territory, consisting of Japan, Taiwan and South Korea. Shionogi's notice to the Company claims, among other things, that the Company failed to supply ALBUNEX(R) meeting adequate "quality" standards.

         The Company has denied all of the breaches claimed by Shionogi. The product sent to Shionogi at all times met the Agreement's specifications. The Company intends to pursue termination of its relationship with Shionogi on terms acceptable to the Company, thus enabling the Company to seek a new distributor for ALBUNEX(R) and related products in the territory currently licensed to Shionogi. The Company is uncertain whether it will be successful in terminating its relationship with Shionogi on acceptable terms. Among the important factors that could lead to an unsatisfactory termination would be Shionogi's unwillingness to agree to acceptable terms, and adverse results in arbitration proceedings concerning the parties' alleged breaches or defaults under the Agreement.

         Under the Agreement, the parties have 60 days following notice of claimed breach either to remedy the breach or to diligently pursue reasonable steps toward remedying the breach. The Company is uncertain whether Shionogi will cure its breaches of the Agreement prior to the expiration of its 60-day cure period or whether the dispute might otherwise be resolved during this time. In the event of unresolved disputes, the Agreement calls for commercial arbitration in New York, although neither party has demanded arbitration at this time.

         In the fiscal year ended March 31, 1995, the Company's sales of ALBUNEX(R) to Shionogi were $700,000; in fiscal 1996, sales to date have been $250,000. Shionogi has continued to purchase ALBUNEX(R) , placing its latest order March 5, 1996.

         This Form 8-K contains forward-looking statements that involve risks and uncertainties. The actual results of the dispute could differ materially from those discussed.

         A copy of the press release that the Company issued on March 21, 1996, to announce this mater is attached to this Report as Exhibit 10.1.

                                    Signature


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

         Date:  March 21, 1996

         Molecular Biosystems, Inc.




         By:_________________________________
            Steven Lawson
            Vice President, Legal Affairs

                                  Exhibit Index


                                                                   Sequentially
                                                                     Numbered
Exhibit           Description                                          Page


  10.1            Press release (March 22, 1996)                         5

                                  NEWS RELEASE

                   Molecular Biosystems Announces Exchange of
                    Breach Notices with Shionogi & Co., Ltd.

San Diego,  California,  March 22, 1996 -- Molecular Biosystems,  Inc. (NYSE:MB)
(MBI) today announced that it and Shionogi & Co., Ltd. of Osaka, Japan, have exchanged notices of breach of their License and Cooperative Development Agreement dated March 1988. MBI also announced that it had given notice of Shionogi's failure to make its first annual minimum payment under the Agreement.

The parties have been unable to agree on terms for cancellation of the Agreement, and on February 9, 1996 and March 21, 1996, respectively, Shionogi and MBI served notices of breach of the Agreement. MBI's notice of breach claims, among others things, that Shionogi violated its obligations to diligently pursue the development and distribution of ALBUNEX(R) products in Shionogi's exclusive territory, consisting of Japan, Taiwan, and South Korea. Shionogi's notice to MBI claims, among other things, that MBI failed to supply ALBUNEX(R) meeting adequate "quality" standards.

MBI has denied all of the breaches claimed by Shionogi. Kenneth J. Widder, MBI's Chairman and Chief Executive Officer stated, "The product sent to Shionogi at all times met the Agreement's specifications. MBI intends to pursue termination of its relationship with Shionogi on terms acceptable to MBI, thus enabling MBI to seek another company to distribute ALBUNEX(R) and to diligently pursue the development of FS069 in the territories currently licensed to Shionogi."

In the fiscal year ended March 31, 1995, MBI's sales of ALBUNEX(R) to Shionogi were $700,000; in fiscal 1996, sales to date have been $250,000. Shionogi has continued to purchase ALBUNEX(R), placing its latest order March 5, 1996.

This news release contains forward-looking statements that involves risks and uncertainties. The actual results of the dispute described herein may differ materially from those discussed. Among the factors that could lead to an unsatisfactory termination would be Shionogi's unwillingness to agree to acceptable terms, or adverse results in arbitration proceedings, if any. No arbitration demands have been filed by either party to date.

Molecular Biosystems, Inc., based in San Diego, California, is a world leader in the development of ultrasound contrast agents for medical imaging. ALBUNEX(R), the first FDA approved ultrasound imaging agent is currently marketed in the United States by Mallinckrodt Medical, Inc. (Mallinckrodt Group Inc. NYSE:MKG). MBI shares are listed on the New York Stock Exchange under the symbol "MB."

Investor Contacts:         Gerard A. Wills, Chief Financial Officer
                           Stephen F. Keane, Director, Investor Relations
                           619 824-2212